SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                             CORNELL COMPANIES, INC.
                             -----------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    219141108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|  Rule 13d-1 (b)
      |X|  Rule 13d-1 (c)
      |_|  Rule 13d-1 (d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 219141108               SCHEDULE 13D                Page 2 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Caxton International Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            413,065
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        413,065
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      413,065
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 219141108               SCHEDULE 13D                Page 3 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Caxton Equity Growth LLC 22-3682580
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            62,888
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        62,888
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      62,888
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      .7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 219141108               SCHEDULE 13D                Page 4 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Caxton Equity Growth (BVI) Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            165,247
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        165,247
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      165,247
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 219141108               SCHEDULE 13D                Page 5 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Caxton Associates, L.L.C. 22-3430173
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            641,200
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        641,200
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      641,200
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 219141108               SCHEDULE 13D                Page 6 of 11 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce S. Kovner
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not Applicable
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            641,200
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        641,200
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      641,200
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  Cornell Companies, Inc.

Item 1 (b).       Address of Issuer's Principal Executive Offices:

                  1700 West Loop South, Suite 1500
                  Houston, TX 77027

Item 2 (a).       Name of Person Filing:

                  (i)   Caxton International Limited ("Caxton International")
                  (ii)  Caxton Equity Growth LLC ("Caxton Equity Growth")
                  (iii) Caxton Equity Growth (BVI) Ltd. ("Caxton Equity Growth
                        (BVI)")
                  (iv) Caxton Associates, L.L.C. ("Caxton Associates"). Caxton Associates is the trading advisor to Caxton International and Caxton Equity Growth (BVI), and the managing member of Caxton Equity Growth (together with Caxton International, Caxton Equity Growth and Caxton Equity Growth (BVI), the "Caxton Accounts") and, as such, has voting and dispositive power with respect to the investments of the Caxton Accounts.
                  (v) Mr. Bruce S. Kovner. Mr. Kovner is the Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates. As a result of the foregoing, Mr. Kovner may be deemed beneficially to own the securities of the Issuer owned by the Caxton Accounts.

Item 2 (b).       Address of Principal Business Office or, if None, Residence:

                  (i) The address of Caxton International is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
                  (ii) The address of Caxton Equity Growth is c/o Caxton Associates, L.L.C., Princeton Plaza, Building 2, 731 Alexander Road, Princeton, New Jersey 08540.
                  (iii) The address of Caxton Equity Growth (BVI) is c/o Prime
                        Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
                  (iv) The address of Caxton Associates is, Princeton Plaza, Building 2, 731 Alexander Road, Princeton, New Jersey 08540.
                  (v) The business address of Mr. Kovner is 667 Madison Avenue, New York, NY 10021.

Item 2 (c).       Citizenship:

                  (i) Caxton International is a British Virgin Islands Corporation.
                  (ii) Caxton Equity Growth is a Delaware limited liability company.
                  (iii) Caxton Equity Growth (BVI) is a British Virgin Islands
                        Corporation.
                  (iv) Caxton Associates is a Delaware limited liability company.
                  (v)   Mr. Kovner is a United States citizen.

Item 2 (d).       Title of Class of Securities:

                  Common Stock

Item 2 (e).       CUSIP No:

                  219141108

Item 3. If this statement is filed pursuant to Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership

                  (a) Amount beneficially owned:

                  The amount of shares of Common Stock beneficially owned by Caxton International is 413,065. The amount of shares of Common Stock beneficially owned by Caxton Equity Growth is 62,888. The amount of shares of Common Stock beneficially owned by Caxton Equity Growth (BVI) is 165,247. The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 641,200. Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, which is the manager and majority owner of Caxton Associates, may also be deemed to beneficially own such shares.

                  (b) Percent of Class: Caxton International beneficially owns 4.5% of the class of Common Stock. Caxton Equity Growth beneficially owns .7% of the class of Common Stock. Caxton Equity Growth (BVI) beneficially owns 1.8% of the class of Common Stock. Caxton Associates is deemed to beneficially own 7% of the class of Common Stock. Bruce Kovner is deemed to beneficially own 7% of the class of Common Stock.

                  (c) Number of shares as to which Caxton International has:
                      (i)   Sole power to vote or to direct the vote: 0
                      (ii)  Shared power to vote or to direct the vote:
                            413,065
                      (iii) Sole power to dispose or to direct the
                            disposition: 0
                      (iv) Shared power to dispose or to direct the disposition of: 413,065

                      Number of shares as to which Caxton Equity Growth has:
                      (i)   Sole power to vote or to direct the vote: 0
                      (ii)  Shared power to vote or to direct the vote: 62,888
                      (iii) Sole power to dispose or to direct the
                            disposition: 0
                      (iv) Shared power to dispose or to direct the disposition of: 62,888

                      Number of shares as to which Caxton Equity Growth (BVI)
                      has:
                      (i)   Sole power to vote or to direct the vote: 0
                      (ii)  Shared power to vote or to direct the vote:
                            165,247
                      (iii) Sole power to dispose or to direct the
                            disposition: 0
                      (iv) Shared power to dispose or to direct the disposition of: 165,247

                      Number of shares as to which Caxton Associates has:
                      (i)   Sole power to vote or to direct the vote: 0
                      (ii)  Shared power to vote or to direct the vote:
                            641,200
                      (iii) Sole power to dispose or to direct the disposition
                            of: 0
                      (iv) Shared power to dispose or to direct the disposition of: 641,200

                      Number of shares as to which Mr. Kovner has:
                      (i)   Sole power to vote or to direct the vote: 0
                      (ii)  Shared power to vote or to direct the vote:
                            641,200
                      (iii) Sole power to dispose or to direct the disposition
                            of: 0
                      (iv) Shared power to dispose or to direct the disposition of: 641,200

Item 5.               Ownership of Five Percent or Less of a Class.

                      Not Applicable.

Item 6.               Ownership of More than Five Percent on Behalf of Another
                      Person.

                      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on the Parent Holding Company.

                      Not Applicable.

Item 8.               Identification and Classification of Members of the
                      Group.

                      Not Applicable.

Item 9.               Notice of Dissolution of Group.

                      Not Applicable.

Item 10.              Certification.

                  By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated: February 7, 2001


CAXTON INTERNATIONAL LIMITED

By:      /s/ Joseph Kelly
   ------------------------------------------
Name:  Joseph Kelly
Title: Vice President & Treasurer

By:      /s/ Maxwell Quinn
   ------------------------------------------
Name:  Maxwell Quin
Title: Vice President & Secretary


CAXTON EQUITY GROWTH LLC

By:      /s/ Scott B. Bernstein
   ------------------------------------------
Name:  Scott B. Bernstein
Title: Secretary, Caxton Associates, Manager


CAXTON EQUITY GROWTH (BVI) LTD

By:      /s/ Joseph Kelly
   ------------------------------------------
Name:  Joseph Kelly
Title: Vice President

By:      /s/ Maxwell Quin
   ------------------------------------------
Name:  Maxwell Quin
Title: Secretary


CAXTON ASSOCIATES, L.L.C.

By:      /s/ Scott B. Bernstein
   ------------------------------------------
Name:  Scott B. Bernstein
Title: Secretary

         /s/ Bruce S. Kovner
---------------------------------------------
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact

                                  Certification

      The undersigned hereby certifies that the shares of Cornell Companies, Inc. purchased on behalf of Caxton International Limited, Caxton Equity Growth LLC and Caxton Equity Growth (BVI) Ltd. were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: February 7, 2001


                                              /s/ Anthony Scolaro
                                     -------------------------------------------
                                     Anthony Scolaro


                                              /s/ Ross Taylor
                                     -------------------------------------------
                                     Ross Taylor